UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 15, 2005

(Date of report)

CARACO PHARMACEUTICAL LABORATORIES, LTD.

(Exact name of registrant as specified in its charter)

Michigan	0-24676	38-2505723
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1150 Elijah McCoy Drive, Detroit, Michigan 48202

(Address of principal executive offices)

(313) 871-8400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)           Not Applicable;

(b)           Effective May 2, 2005, when Daniel H. Movens will become the Company’s CEO, (see subparagraph (c) below), the Company’s current interim CEO, Jitendra N. Doshi, will continue as its Chief Operating Officer and Chief Financial Officer.

(c)           On April 15, 2005, the Compensation Committee and the Board of Directors approved the appointment of Daniel H. Movens as the Company’s new CEO effective May 2, 2005. In addition, the Board of Directors also appointed Mr. Movens as a director of the Company effective May 2, 2005. Mr. Movens, together with Messrs. Sailesh T. Desai and Georges Ugeux were also nominated to serve as directors, subject to shareholder approval at the Company’s annual meeting of shareholders scheduled for June 20, 2005, until 2008 and the qualification and election of their successors.

Mr. Movens joined Anda, Inc., a wholly-owned subsidiary of Andrx Corporation, in 1995 and was named President of Anda, Inc, in February, 2004, after holding a number of positions of increasing responsibility, including Executive Vice President of Operations. For fifteen (15) years before joining Anda, Inc., Mr. Movens worked in the retail pharmacy industry, working for independent pharmacies and pharmacy chains.. During 2004, Caraco sold $5.4 million of products to Anda, Inc.

The final terms of an employment agreement between the Company and Mr. Movens, which it is anticipated will be executed on or before the Effective Date, will be disclosed in the next applicable report of the Company filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARACO PHARMACEUTICAL LABORATORIES, LTD.

Date: April 21, 2005	By: /s/ Jitendra N. Doshi ——————————— Jitendra N. Doshi Chief Executive Officer